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                          CUSTODIAN SERVICES AGREEMENT

                                                              __, 1997



PNC Bank, National Association
Airport Business Center
200 Stevens Drive
International Court 2
Lester, PA 19113

Dear Sirs:

         In accordance with Article 17 of the Custodian Services Agreement Terms and Conditions, dated August 26, 1992 (the "Agreement"), between Warburg, Pincus Institutional Fund, Inc. (the "Fund") and PNC Bank, National Association ("PNC"), the Fund hereby notifies PNC of the Fund's desire to amend Exhibit A of the Agreement to include the Japan Growth Portfolio, the Small Company Value Portfolio and the Post-Venture Capital Portfolio (together, the "Portfolios"), and to have PNC render services as custodian under the terms of the Agreement with respect to the Portfolios.

         Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                        Very truly yours,

                                        WARBURG, PINCUS INSTITUTIONAL FUND, INC.





                                        By:
                                                 Name:
                                                 Title:


Acceptance:

PNC BANK, NATIONAL ASSOCIATION



By:
         Name:
         Title: